   As filed with the Securities and Exchange Commission on December 23, 1999
                            Registration No. 333-87981

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                ______________
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________
                       MACE SECURITY INTERNATIONAL, INC.
                                _______________
             (Exact Name of Registrant as Specified in Its Charter)


         DELAWARE                                     03-0311630
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
Incorporation or Organization)
                                                LOUIS D. PAOLINO, JR.
                                               CHIEF EXECUTIVE OFFICER
                                           MACE SECURITY INTERNATIONAL, INC.
1000 CRAWFORD PLACE, SUITE 400                1000 CRAWFORD PLACE, SUITE 400
Mt. Laurel, New Jersey  08054                  Mt. Laurel, New Jersey 08054
       (856) 778-2300                                 (856) 778-2300
(Address, Including Zip Code,               (Name, Address, Including Zip Code,
and Telephone Number, Including Area         and Telephone Number, Including
  Code, of Registrant's Principal            Area Code, of Agent for Service)
         Executive Offices)
                            _______________________
                                    COPY TO:
                          H. John Michel, Jr., Esquire
                              James Biehl, Esquire
                           Drinker Biddle & Reath LLP
                                One Logan Square
                            18th and Cherry Streets
                       Philadelphia, Pennsylvania  19103

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

          If the only securities being registered on this form are being offered under dividend or interest reinvestment plans, please check the following box.[]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

          If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

          If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

               If delivery of the prospectus is expected to be made under Rule 434, please check the following box.[]

                        CALCULATION OF REGISTRATION FEE

                                       Amount           Proposed  Maximum              Proposed Maximum             Amount of
         Title of Shares                to be             Offering Price                  Aggregate               Registration
        to be Registered             Registered            Per Share(1)               Offering Price(1)                Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value             5,345,888                    $6.08                     $32,502,999                $8,581
=================================================================================================================================

(1)  Calculated pursuant to Rule 457(c)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                    To be completed, dated December 23, 1999

PROSPECTUS


                       MACE SECURITY INTERNATIONAL, INC.

                       16,645,012 SHARES OF COMMON STOCK


     This prospectus relates to the offer and sale from time to time by the holders of up to 16,645,012 shares of our common stock.

     Our common stock is currently traded on The NASDAQ National Market under the symbol "MACE." The closing price of our common stock on The Nasdaq National Market on December 22, 1999 was $ 6.375 per share.

                               ----------------

  These securities involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.


                               ----------------

  Our principal executive office is located at 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054, and our telephone number is (856) 778-2300.


                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------


                  This prospectus is dated [          ], 1999.

                               TABLE OF CONTENTS

                                                        Page
                                                        ----

                 RISK FACTORS.........................   3

                 THE COMPANY..........................   8

                 CAUTIONARY STATEMENT.................   8

                 DIVIDEND POLICY......................   8

                 USE OF PROCEEDS......................   8

                 REGISTERED STOCKHOLDERS..............   9

                 PLAN OF DISTRIBUTION.................  12

                 LEGAL OPINION........................  13

                 EXPERTS..............................  13

                 WHERE YOU CAN FIND MORE INFORMATION..  14


                                  RISK FACTORS

     Before you decide to invest, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. Any or all of these factors or others not mentioned below could affect our prospects as a whole.

GENERAL RISKS
-------------

WE NEED TO RAISE ADDITIONAL CAPITAL

     At September 30, 1999, we had negative working capital of approximately $5.4 million and short-term indebtedness aggregating approximately $10 million, with portions maturing in December 1999 ($100,000), January 2000 ($4.87 million) and February 2000 ($4.8 million). Our business plan will require significant additional capital to fund acquisitions and internal development and growth.
Our capital requirements also include working capital for daily operations and significant capital for equipment purchases. To satisfy our existing obligations and implement our business plan we will need to refinance or renegotiate our existing debt. To the extent that we lack cash to meet our further capital needs, we will be required to raise additional funds through bank borrowings and significant additional equity and/or debt financings, which may result in significant increases in leverage and interest expense and/or substantial dilution. Presently we are pursuing several financing alternatives including working with Bank of America on a syndicated line of credit and with FMAC on a term financing. We cannot assure you, however, that we will obtain the line of credit from Bank of America or the term financing from FMAC or that, if we do not obtain the line of credit or the term financing, other additional funding will be available on terms favorable to us. If we are unable to raise additional capital, we will need to reduce substantially the scale of our operations and to curtail our business plan.

WE HAVE A HISTORY OF LOSSES, WE HAVE WORKING CAPITAL DEFICITS AND WE MAY INCUR CONTINUING CHARGES

     We have reported net losses and working capital deficits in prior fiscal years and we have recently expended substantial funds for acquisitions and equipment. In connection with financing acquisitions and business growth, we anticipate that we will continue to incur significant debt and interest charges. In addition, we will recognize goodwill amortization charges in connection with our acquisitions that are accounted for under the "purchase" method of accounting. The amount of goodwill recognized is the amount by which the purchase price of a business exceeds the fair market value of the assets acquired. Goodwill is amortized over a period not to exceed 25 years depending on the business acquired, resulting in an annual non-cash charge to our earnings during that period. As we continue to acquire additional businesses, our financial position and results of operations may fluctuate significantly from period to period.

OUR BUSINESS PLAN POSES RISKS FOR US

     Our business objective is to develop and grow a full service, integrated car care business through acquisitions of car washes and through the internal development of our car wash facilities by adding gasoline pumps, oil change facilities and convenience stores to our locations. We have repositioned our company from a company involved primarily in the production of consumer defense products to a company that also offers car wash and car care services. This strategy involves a number of risks, including:

     .  Risks associated with growth;
     .  Risks associated with acquisitions;

     .  Risks associated with the recruitment and development of management and operating personnel; and
     .  Risks associated with lack of experience in the car service industries.

          If we are unable to manage one or more of these associated risks effectively, we may not realize our business plan.

WE HAVE A LIMITED OPERATING HISTORY REGARDING OUR CAR WASH AND CAR SERVICE BUSINESSES

       Since July 1999, our main business has been the acquisition and operation of car wash and car service facilities, which now account for more than half of our revenues. Because of our relatively limited operating history with respect to these businesses, we cannot assure you that we will be able to operate them successfully.

WE MAY NOT BE ABLE TO MANAGE GROWTH

       If we succeed in growing, growth will place significant burdens on our management and on our operational and other resources. We will need to attract, train, motivate, retain and supervise our senior managers and other employees and develop a managerial infrastructure. If we are unable to do this, we will not be able to realize our business objectives.

OUR STOCK PRICE IS VOLATILE

     Our common stock's market price has been and is likely to continue to be highly volatile. Factors like fluctuations in our quarterly revenues and operating results, our ongoing acquisition program, market conditions and economic conditions generally may impact significantly our common stock's market price. In addition, as we continue to acquire additional car wash businesses, we may agree to issue common stock that will become available generally for resale and may have an impact on our common stock's market price.

RISKS OF ACQUISITIONS
---------------------

     IN GENERAL. Our strategy to grow in part through acquisitions depends upon our ability to identify suitable acquisition candidates, and to consummate acquisitions on financially favorable terms. This strategy involves risks inherent in assessing acquisition candidates' values, strengths, weaknesses, risks and profitability and risks related to the financing, integration and operation of acquired businesses, including:

     .  adverse short-term effects on our reported operating results;
     .  diversion of management's attention;
     . dependence on hiring, training and retaining key personnel; and . risks associated with unanticipated problems or latent liabilities.

     We cannot assure you that acquisition opportunities will be available, that we will have access to the capital required to finance potential acquisitions, that we will continue to acquire businesses, or that any acquired business will be profitable.

WE MAY NOT BE ABLE TO INTEGRATE BUSINESSES WE ACQUIRE AND ACHIEVE OPERATING EFFICIENCIES

       We are in the process of combining the businesses and assets that we have acquired recently into an integrated operating structure. Our future growth and profitability depend substantially on our ability to operate and integrate acquired businesses. Our strategy is to achieve economies of scale and brand-name recognition in part through acquisitions that increase our size. We cannot assure you that our efforts to integrate acquired operations will be effective or that we will realize expected results. Our failure to achieve any of these results could have a material adverse effect on our business and results of operations.

WE FACE POTENTIAL LIABILITIES ASSOCIATED WITH ACQUISITIONS OF BUSINESSES

     The businesses we acquire may have liabilities that we do not discover or may be unable to discover during our preacquisition investigations, including liabilities arising from environmental contamination or prior owners' non-compliance with environmental laws or other regulatory requirements, and for which we, as a successor owner or operator, may be responsible.

RISKS OF PARTICULAR BUSINESS LINES
----------------------------------

WE FACE RISKS ASSOCIATED WITH OUR CONSUMER SAFETY PRODUCTS

     We face claims of injury allegedly resulting from our defense sprays. We cannot assure you that our insurance coverage will be sufficient to cover any judgments won against us in these lawsuits. If our insurance coverage is exceeded, we will have to pay the excess liability directly. We are also aware of several claims that defense sprays used by law enforcement personnel resulted in deaths of prisoners and of suspects in custody. While we no longer sell defense sprays to law enforcement agencies, it is possible that the increasing use of defense sprays by the public could, in the future, lead to additional product liability claims.

OUR CAR WASH BUSINESS MAY SUFFER UNDER CERTAIN WEATHER CONDITIONS

       Seasonal trends in some periods may affect our car wash business. In particular, long periods of rain can affect adversely our car wash business as people typically do not wash their cars during such periods. Conversely, extended periods of warm, dry weather may encourage customers to wash their own cars which can affect adversely our car wash business.

CONSUMER DEMAND FOR OUR CAR WASH SERVICES IS UNPREDICTABLE

     Our financial condition and results of operations will depend substantially on consumer demand for car wash services. Our business depends on consumers' choosing to employ professional services to wash their cars rather than washing their cars themselves or not washing their cars at all. We cannot assure you that consumer demand for car wash services will increase as our business expands. Nor can we assure you that consumer demand will maintain its current level.

WE MUST MAINTAIN OUR CAR WASH EQUIPMENT

     Although we undertake to keep our car washing equipment in proper operating condition, the operating environment found in car washes results in frequent mechanical problems. If we fail to properly maintain the equipment, the car wash could become inoperable resulting in a loss of revenue to us from the inoperable location.

OUR CAR WASH AND CAR SERVICES AND CONSUMER SAFETY PRODUCT BUSINESSES FACE GOVERNMENTAL REGULATION

     Car Wash and Car Service Businesses.  We are governed by federal, state and
     -----------------------------------
local laws and regulations, including environmental regulations, that regulate the operation of our car wash centers and other car services businesses. Car wash centers utilize cleaning agents and waxes in the washing process that are then discharged in waste water along with oils and fluids washed off of vehicles. Other car services, such as gasoline and lubrication, use of a number of oil derivatives and other regulated hazardous substances. As a result, we are governed by environmental laws and regulations dealing with, among other things:

        . transportation, storage, presence, use, disposal and handling of hazardous materials and hazardous wastes;
        .  discharge of stormwater; and
        .  underground storage tanks.

     If any of the previously mentioned substances were found on our property, however, including leased properties, or if we were found to be in violation of applicable laws and regulations, we could be responsible for clean-up costs, property damage and fines or other penalties, any one of which could have a material adverse effect on our financial condition and results of operations.

  Consumer Safety Products.  The distribution, sale, ownership and use of
  ------------------------
consumer defense sprays are legal in 50 states and the District of Columbia. We cannot assure you, however, that restrictions on the manufacture or use of consumer defense sprays will not be enacted that would have an adverse impact on our financial condition.

  Some of our consumer defense spray manufacturing operations currently incorporate hazardous materials, the use and emission of which are regulated by various state and federal environmental protection agencies, including the Environmental Protection Agency. We believe that we are in compliance currently with all state and local statutes governing our disposal of these hazardous materials, but if there are any changes in environmental permit or regulatory requirements, or if we fail to comply with any environmental requirements, these changes or failures may have a material adverse effect on our business and financial condition.

ADDITIONAL RISKS
----------------

WE FACE SIGNIFICANT COMPETITION

  The extent and kind of competition that we face varies. The car wash industry is highly competitive. Competition is based primarily on location, facilities, customer service, available services and rates. Because barriers to entry into the car wash industry are relatively low, competition may be expected to continually arise from new sources not currently competing with us. In this sector of our business we also face competition from outside the car wash industry, such as gas stations and convenience stores, that offer automated car wash services. In some cases, these competitors may have significantly greater financial and operating resources than we do. In our car service businesses, we face competition from a number of sources, including regional and national chains, gasoline stations and companies and automotive companies and specialty stores, both regional and national.

OUR OPERATIONS ARE DEPENDENT SUBSTANTIALLY ON THE SERVICES OF OUR EXECUTIVE OFFICERS, PARTICULARLY LOUIS D. PAOLINO, JR.

  Our operations are dependent substantially on the services of our executive officers, particularly Louis D. Paolino, Jr., our Chairman of the Board, Chief Executive Officer and President. If we lose Mr. Paolino's services or that of one or more of our other executive officers, the loss could have a material adverse effect on our business and results of operations. We do not maintain key-man life insurance policies on our executive officers.

WE ARE CONTROLLED BY LOUIS D. PAOLINO, JR., GIVING HIM A GREAT DEAL OF INFLUENCE OVER OUR AFFAIRS.

     Louis D. Paolino, Jr., our President, Chief Executive Officer and Chairman of our Board of Directors, owns or has the right to vote approximately 32 percent of our outstanding stock, giving him a great deal of influence over our affairs. Mr. Paolino's influence could affect important functions, including the election of our Board members and our ability to enter into transactions with affiliates and related parties and the approval or prevention of any proposed merger, sale of assets or other business combination. Mr. Paolino's influence, thus, could prevent us from doing things that would increase our common stock's price, or force us to do things that could lower our common stock's price.

OUR PREFERRED STOCK MAY EFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK; IT MAY ALSO DISCOURAGE ANOTHER PERSON TO ACQUIRE CONTROL OF MACE

     Our Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Preferred Stock. No shares of Preferred Stock are currently outstanding. It is not possible to state the precise effect of Preferred Stock upon the rights of the holders of our common stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series or classes of the Preferred Stock. However, such effect might include: (i) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears, (ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights, and (iii) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

     The Preferred Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person to acquire control of Mace and may therefore have an anti-takeover effect. Issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years with voting or conversion privileges intended to make an acquisition of the company more difficult or costly. Such an issuance could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

SOME PROVISIONS OF DELAWARE LAW MAY PREVENT US FROM BEING ACQUIRED

     We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three (3) years, unless approved in a prescribed manner. This provision of Delaware law may affect our ability to merge with, or to engage in other similar activities with, some other companies. This means that we may be a less attractive target to a potential acquirer who otherwise may be willing to pay a price for our common stock above its market price.

WE FACE YEAR 2000 RISKS

     The Company expects to be Year 2000 compliant in a timely manner and expects to have no material exposure with respect to information technology-related systems. With respect to non-information technology areas, it is uncertain what risks are associated with the Year 2000 issue and any risks that may be identified could have a material, adverse effect on the Company's business, financial condition, and results of operations and cash flows. There can be no assurances that the systems of customers and vendors on which the Company relies will be converted in a timely manner and will not have an adverse effect on the Company's systems or operations

WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK

     We do not expect to pay any cash dividends on our common stock in the foreseeable future. We will reinvest any cash otherwise available for dividends in our business.

THERE ARE ADDITIONAL RISKS SET FORTH IN THE INCORPORATED DOCUMENTS

     In addition to the risk factors set forth above, you should review the documents incorporated into this prospectus. Such documents may contain, in certain instances and from time to time, additional and supplemental information relating to the risks set forth above and/or additional risks to be considered by you, including, without limitation, information relating to losses experienced by Mace in particular historical periods, working capital deficits of Mace at particular dates, information relating to pending and recently completed acquisitions, descriptions of new or changed federal or state regulations applicable to Mace, data relating to remediation and the actions taken by Mace, and estimates at various times of Mace's potential liabilities for compliance with environmental laws or in connection with pending litigation.

                                  THE COMPANY

     We were incorporated in Delaware on September 1, 1993, and before July, 1999, our main business was the production and sale of less-than-lethal defense sprays and other consumer safety and security products. On July 1, 1999, we merged American Wash Services Inc., a company that was engaged in the business of acquiring and operating car wash facilities, into a wholly-owned subsidiary of Mace Security International, Inc. Since the merger, our main business has been the acquisition and operation of full service car wash facilities. Through a separate division, we continue to produce and sell, both in our car wash facilities and elsewhere, our consumer safety products.


                              CAUTIONARY STATEMENT

     In this prospectus and in reports we incorporate in this prospectus, we use forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "plan," or "continue," or the negative of the terms or other variations on the terms, or comparable terminology, which are referred to under the securities laws as "forward-looking statements."

     Our forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the results, performance and achievements that our forward-looking statements express or imply. We discuss some, but not all, of these risks, uncertainties and factors in this prospectus. We disclaim any obligation to update this discussion or to announce publicly the result of any revisions to any of the forward-looking statements contained in this prospectus, however, to reflect future events or developments.


                                DIVIDEND POLICY

     We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all working capital and earnings, if any, for use in our operations and business expansion. Our Board of Directors will make any future determination regarding dividend payments, and their decision will depend on, among other things, our results of operations, financial condition and capital requirements, the term of any then existing indebtedness, general business conditions and other factors that the Board of Directors deems relevant.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the shares sold by the Registered Stockholders nor will any of the proceeds be available for our use or otherwise for our benefit.

                            REGISTERED STOCKHOLDERS

     This prospectus relates to 14,442,512 shares of our currently outstanding common stock and 2,202,500 shares of our common stock issuable upon exercise of common stock purchase warrants. The shares have been registered with the SEC for offer and sale, from time to time, by or for the account of the stockholders named below (the "Registered Stockholders").

     The Registered Stockholders identified with a "+" after their name have entered into lock-up agreements with Mace that restrict such holders from selling any of their shares for one year after such shares of common stock were acquired and limit the amount of shares of common stock that may be sold by such holders for one year thereafter. These Registered Stockholders are registering their shares for offer and sale at this time for the purpose of allowing such holders to obtain margin loans on their shares.

     The following table lists the names of the Registered Stockholders, and for each, the number of shares beneficially owned before registration, the number of shares that have been registered and the number of shares and percentage interest of Mace to be beneficially owned if all of the registered shares are sold pursuant to this prospectus.


                                            NUMBER OF                                    SHARES BENEFICIALLY OWNED
                                             SHARES         NUMBER OF                              IF ALL
                                          BENEFICIALLY     OUTSTANDING    NUMBER OF          REGISTERED SHARES
                                          OWNED BEFORE       SHARES     WARRANT SHARES            ARE SOLD
       Registered Stockholders            REGISTRATION     REGISTERED     REGISTERED       NUMBER         PERCENT(1)
-------------------------------------------------------------------------------------------------------------------
Louis D. Paolino, Jr.+                   7,446,162(2)(3)     2,380,000       1,500,000      3,566,162          15.4%
-------------------------------------------------------------------------------------------------------------------
Excel Legacy Corporation+                  3,812,500(4)        250,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Millennia Car Wash, LLC+                   3,562,500(5)      3,500,000          62,500             --            --
-------------------------------------------------------------------------------------------------------------------
Mark Alsentzer+                            1,100,000(6)        850,000         150,000             --            --
-------------------------------------------------------------------------------------------------------------------
Red Mountain Holdings, Ltd.+             1,058,362(3)(7)     1,058,362              --             --            --
-------------------------------------------------------------------------------------------------------------------
Steven Bulboff+                            1,048,750(8)      1,030,000              --         18,750             *
-------------------------------------------------------------------------------------------------------------------
Gary Higgins+                                971,701           971,701              --             --            --
-------------------------------------------------------------------------------------------------------------------
Kevin W. Detrick+                            511,627           511,627              --             --            --
-------------------------------------------------------------------------------------------------------------------
Kenneth H. Bachman, trustee for the
Kenneth H. Bachman Revocable Trust+          388,941           388,941              --             --            --
-------------------------------------------------------------------------------------------------------------------
Matthew J. Paolino+                          388,250(9)        355,000              --         33,250             *
-------------------------------------------------------------------------------------------------------------------
Robert M. Kramer+                          375,000(3)(10)       50,000          75,000        250,000           1.1
-------------------------------------------------------------------------------------------------------------------

                                            NUMBER OF                                    SHARES BENEFICIALLY OWNED
                                             SHARES         NUMBER OF                              IF ALL
                                          BENEFICIALLY     OUTSTANDING    NUMBER OF          REGISTERED SHARES
                                          OWNED BEFORE       SHARES     WARRANT SHARES            ARE SOLD
       Registered Stockholders            REGISTRATION     REGISTERED     REGISTERED       NUMBER         PERCENT(1)
-------------------------------------------------------------------------------------------------------------------
Environmental Opportunities
   Fund II (Institutional) LP+               308,785           308,785              --             --            --
-------------------------------------------------------------------------------------------------------------------
Cornett Limited Partnership                  300,000(11)       300,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Global Asset Holdings LLC+                   250,000           250,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Park Equity Partners+                        238,095           238,095              --             --            --
-------------------------------------------------------------------------------------------------------------------
Razor's Edge Collections, C&C                221,000           221,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Genie Car Service Center, Inc.               184,533(11)       184,533              --             --            --
-------------------------------------------------------------------------------------------------------------------
Claudia Bachman, trustee for the
  Claudia Bachman Revocable Trust+           204,359           204,359              --             --            --
-------------------------------------------------------------------------------------------------------------------
Joseph Paolino+                              200,000           200,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Louis Paolino, Sr.+                          200,000           200,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Rosario Higgins+                             165,029           165,029              --             --            --
-------------------------------------------------------------------------------------------------------------------
Michael Fazio+                               120,833(12)       100,000              --         20,833             *
-------------------------------------------------------------------------------------------------------------------
Martan & Co.                                 114,060(13)            --         114,060             --            --
-------------------------------------------------------------------------------------------------------------------
Marrin LPA Pennsylvania                      100,000(14)            --         100,000             --            --
-------------------------------------------------------------------------------------------------------------------
Cord Investments                              50,000            50,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Environmental Opportunities
   Fund II LP+                                84,072            84,072              --             --            --
-------------------------------------------------------------------------------------------------------------------
Ronald I. Heller                              83,970(15)            --          83,970             --            --
-------------------------------------------------------------------------------------------------------------------
David Nagelberg                               83,970(15)            --          83,970             --            --
-------------------------------------------------------------------------------------------------------------------
Gregory Krzemien+                             81,750(16)        50,000              --         31,750             *
-------------------------------------------------------------------------------------------------------------------
Gunter Rauch+                                 68,967            68,967              --             --            --
-------------------------------------------------------------------------------------------------------------------
Daniel and Diane Warmbier+                    52,738            52,738              --             --            --
-------------------------------------------------------------------------------------------------------------------
Doug Moreland                                100,000           100,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Columbine Financial Solutions, Inc.+          48,000            48,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Francis S. Janoski+                           30,698            30,698              --             --            --
-------------------------------------------------------------------------------------------------------------------
Michael A. Ruiz+                              30,698            30,698              --             --            --
-------------------------------------------------------------------------------------------------------------------
Brian E. Bath+                                30,698            30,698              --             --            --
-------------------------------------------------------------------------------------------------------------------
Ben Franklin Technology Center                25,807            25,807              --             --            --
-------------------------------------------------------------------------------------------------------------------
Raymond Periano+                              20,000            20,000              --             --            --
-------------------------------------------------------------------------------------------------------------------

                                            NUMBER OF                                    SHARES BENEFICIALLY OWNED
                                             SHARES         NUMBER OF                              IF ALL
                                          BENEFICIALLY     OUTSTANDING    NUMBER OF          REGISTERED SHARES
                                          OWNED BEFORE       SHARES     WARRANT SHARES            ARE SOLD
       Registered Stockholders            REGISTRATION     REGISTERED     REGISTERED       NUMBER         PERCENT(1)
-------------------------------------------------------------------------------------------------------------------
Robert Paolino+                               20,000            20,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Gregory Mitchell                              19,911            19,911              --             --            --
-------------------------------------------------------------------------------------------------------------------
Ranier and Rosamaria Dietrich+                16,010            16,010              --             --            --
-------------------------------------------------------------------------------------------------------------------
Ronald R. Pirollo+                            16,250(17)        10,000              --          6,250             *
-------------------------------------------------------------------------------------------------------------------
Stephen J. Duskin                             15,000(18)            --          15,000             --            --
-------------------------------------------------------------------------------------------------------------------
Michael Silvestri                             15,000(18)            --          15,000             --            --
-------------------------------------------------------------------------------------------------------------------
Carolyn Schmidt+                              13,184            13,184              --             --            --
-------------------------------------------------------------------------------------------------------------------
John Poling+                                  10,000            10,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Germaine Curtin+                              10,000            10,000              --             --            --
-------------------------------------------------------------------------------------------------------------------
Stephen Sims                                   6,158             6,158              --             --            --
-------------------------------------------------------------------------------------------------------------------
Lynn Geyser                                    4,444             4,444              --             --            --
-------------------------------------------------------------------------------------------------------------------
Genie Car Wash Inc. of Austin                  4,400(11)         4,400              --             --            --
-------------------------------------------------------------------------------------------------------------------
Genie Car Care Center Inc.                     4,400(11)         4,400              --             --            --
-------------------------------------------------------------------------------------------------------------------
Amy Schmaedeke+                                3,695             3,695              --             --            --
-------------------------------------------------------------------------------------------------------------------
Eugene Whitehouse                              3,000(19)            --           3,000             --            --
-------------------------------------------------------------------------------------------------------------------
Richard Ware II, as Successor Trustee
 of the Amy Jeannine Mitchell Trust            1,556             1,556              --             --            --
-------------------------------------------------------------------------------------------------------------------
Richard Ware II, as Successor Trustee
 of the Jeffrey Andrew Mitchell Trust          1,556             1,556              --             --            --
-------------------------------------------------------------------------------------------------------------------
Richard Ware II, as Successor Trustee
 of the Elizabeth Ann Mitchell Trust           1,556             1,556              --             --            --
-------------------------------------------------------------------------------------------------------------------
Richard Ware II, as Successor Trustee
 of the Andrew Eldon Mitchell Trust            1,556             1,556              --             --            --
-------------------------------------------------------------------------------------------------------------------
Rick Deaton                                    1,244             1,244
-------------------------------------------------------------------------------------------------------------------
Andy Andreu                                    1,244             1,244              --             --            --
-------------------------------------------------------------------------------------------------------------------
David Johnson                                  1,244             1,244              --             --            --
-------------------------------------------------------------------------------------------------------------------
Rodger Hudson                                  1,244             1,244              --             --            --
-------------------------------------------------------------------------------------------------------------------

--------------

*    Less than 1% of the outstanding shares of Mace common stock.
(1) Percentage calculation is based on 21,712,942 shares of Mace common stock outstanding on November 30, 1999.
(2)  Includes (i) warrants to acquire 1,500,000 shares of Mace common stock and
     (ii) 2,316,162 shares of Mace common stock for which Louis Paolino, Jr. has been granted irrevocable proxies to vote such shares. Mr. Paolino is the Chairman, President and Chief Executive Officer and a Director of Mace.

(3) Louis Paolino, Jr., Red Mountain Holdings, Ltd. and Robert Kramer filed a Statement on Schedule 13D (initially filed on May 28, 1999; as amended on July 15, 1999) reporting the acquisition of the shares of Mace common stock reported in the table above. Under Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such stockholders may be considered a "group" acting together to control Mace and therefore may each be deemed to beneficially own the shares of Mace common stock held by all of such stockholders, 8,879,524 shares in the aggregate. Each such stockholder, however, expressly disclaims his or its membership in a group and the beneficial ownership of the shares acquired by the other stockholders. As required by Rule 13d-3(d)(1)(i)(D) of the Exchange Act, the table discloses as beneficially held by Louis Paolino, Jr. and Robert Kramer shares of Mace common stock subject to certain options and warrants that are not exercisable within 60 days of November 30, 1999.
(4) Includes (i) 3,500,000 shares and (ii) warrants to purchase 62,500 shares, all held by Millennia Car Wash, LLC, a limited liability company controlled by Excel Legacy Corporation.
(5)  Includes warrants to purchase 62,500 shares.
(6) Includes warrants to purchase 250,000 shares, 100,000 of which are held by Marrin LPA Pennsylvania, a company controlled by Mr. Alsentzer. Mr. Alsentzer is a Director of Mace.
(7) David Ehrlich, a consultant for Mace, in his position as the sole director of Red Mountain Holdings, Ltd. may be deemed to have the sole power to direct the voting and disposition of these shares and may therefore be deemed the beneficial owner thereof.
(8)  Includes options to purchase 18,750 shares of Mace common stock.
(9) Includes options to purchase 31,250 shares of Mace common stock. Matthew Paolino is a Vice President and a Director of Mace.
(10) Includes (i) warrants to acquire 75,000 shares of Mace common stock and
     (ii) options to purchase 200,000 shares of Mace common stock. Mr. Kramer is the Secretary, an Executive Vice President and a Director of Mace.
(11) This Registered Holder has agreed with Mace to sell no more than 1/12th of the shares in any 31 day period.
(12) Includes options to purchase 20,833 shares of Mace common stock. Mr. Fazio is a Vice President of Mace.
(13) Consists of warrants to purchase 114,060 shares.
(14) Consists of warrants to purchase 100,000 shares.
(15) Consists of warrants to purchase 83,970 shares.
(16) Includes options to purchase 31,250 shares of Mace common stock. Mr. Krzemien is the Treasurer and Chief Financial Officer of Mace.
(17) Includes options to purchase 6,250 shares of Mace common stock. Mr. Pirollo is the Chief Accounting Officer and the Controller of Mace.
(18)  Consists of warrants to purchase 15,000 shares.
(19) Consists of warrants to purchase 3,000 shares.

                              PLAN OF DISTRIBUTION

          This prospectus relates to sales from time to time of up to 16,645,012 shares of common stock held by the Registered Stockholders and their pledgees, donees, transferees, partners or others who acquire the shares from the Registered Stockholders (collectively, the "Transferees"). We will not receive any of the proceeds from any Registered Stockholder's or Transferee's sale of their shares. The Registered Stockholders or their Transferees may sell the shares from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Registered Stockholders, the Transferees or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

          Under agreements that we may enter, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of shares against some liabilities, including liabilities under the Securities Act, and we may be required to contribute to payments that the underwriters, dealers or agents may be required to make in distributing the shares.

          The Registered Stockholders or their Transferees and any underwriters, dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit they make on the sale of shares and any discounts, commissions or concessions they receive might be deemed to be underwriting discounts and commissions under the Securities Act. Because the Registered Stockholders or their Transferees may be deemed "underwriters," they are subject to the Securities Act's prospectus delivery requirements, which may include delivery through the facilities of The NASDAQ National Market. We have advised the Registered Stockholders that Regulation M, a part of the Securities Act, imposes anti-manipulative provisions that may apply to the Registered Stockholders' sales.

          When a particular offer of shares is made, we will distribute a prospectus supplement, if required, that will show the names of any underwriters, dealers or agents used by the Registered Stockholders or Transferees, any discounts, commissions and other terms paid by the Registered Stockholders or Transferees and any other required information. In addition, when a Registered Stockholder informs us that one of its Transferees intends to sell more than 500 shares, we will file and distribute a prospectus supplement.

          The Registered Stockholders and their Transferees may also sell their shares, from time to time, directly to purchasers or to or through broker-dealers. Sales may be made on The NASDAQ National Market or other exchanges on which the shares are then traded, in the over-the-counter market, in negotiated transactions, through put or call options relating to the shares, through short sales of shares or otherwise at prices and at terms then prevailing, at prices related to the then-current market prices or at prices otherwise negotiated. In connection with any sale, any broker-dealer may act as the Registered Stockholder's or Transferee's agent or may purchase from the Registered Stockholders or Transferees all or a portion of the shares as principal, and any sale may be made under any of the methods described below.

          (a) block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of the shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction;

          (b) purchases by any broker-dealer as principal and resale by the broker-dealer for its own account;

          (c) a special offering, an exchange distribution or a secondary distribution under applicable NASDAQ National Market or other stock exchange rules;

          (d) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          (e) through put or call option transactions relating to the shares;

          (f) sales "at the market" to or through a market maker or into an existing trading market for the shares, on an exchange or otherwise; and

          (g) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

          In effecting sales, broker-dealers engaged by the Registered Stockholders and/or their Transferees may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Registered Stockholders and/or their Transferees in amounts to be negotiated immediately before the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares, but we do not expect the compensation to exceed customary compensation in the types of transactions involved. The Registered Stockholders or their Transferees may also sell the shares under the Securities Act's Rule 144, if they meet the Rule's requirements.

          We will pay all expenses related to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the Registered Stockholders against some losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINION

     Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, will issue for us an opinion on the validity of the shares being offered by this prospectus.


                                    EXPERTS

The consolidated financial statements (restated) of Mace Security International, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein which, as to each of the two years in the period ended December 31, 1998, are based in part on the reports of Urbach Kahn & Werlin PC, Daniel P. Irwin and Associates P.C., and D. Williams & Co. P.C., independent auditors. The financial statements referred to above are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

          The Securities Exchange Act of 1934 requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information may be copied and inspected at the Securities and Exchange Commission's Public Reference Facilities, which are in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission's following regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the material can be obtained from the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0300. The Securities and Exchange Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information.

          We filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act which registered the shares covered by this prospectus for resale by the Registered Stockholders. This prospectus is a part of the registration statement. This prospectus does not contain all of the information shown in the registration statement because we have omitted some portions of the prospectus as permitted by the Securities and Exchange Commission's rules and regulations. Statements contained in this prospectus as to any contract or other documents' contents are not necessarily complete. In each instance, if the contract or document is filed as an exhibit to the registration statement, the affected statement is qualified, in all respects, by reference to the applicable exhibit to the registration statement. For further information about us and our shares, we refer you to the registration statement and the exhibits and schedules that you may obtain from the Securities and Exchange Commission at its principal office in Washington, D.C. after you pay the Securities and Exchange Commission's prescribed fees.

          The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will update and supersede automatically this information. We incorporate by reference the following documents, which we have filed already with the Securities and Exchange Commission, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Registered Stockholders sell all of the shares:

          1. Our Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended on November 23, 1999, excluding the financial statements and notes thereto, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations which have been superseded by the financial statements and notes thereto, and the information contained under Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Current Report on Form 8-K dated December 21, 1999.

          2. Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 (the financial statements and notes thereto contained in the Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 are deemed to be outdated as they are not on a basis consistent with the consolidated financial statements and notes thereto at and for the period ended September 30, 1999 as they do not reflect pooling of interests accounting for certain acquisitions that occurred subsequent to the financial statement date).

          3.  Our following Current Reports on Form 8-K:

        (a)  Form 8-K dated May 17, 1999, as amended on July 30, 1999;

        (b)  Form 8-K dated May 18, 1999, as amended on August 2, 1999;

        (c)  Form 8-K dated May 26, 1999, as amended on June 18, 1999;

        (d)  Form 8-K dated June 1, 1999, as amended on August 16, 1999;

        (e)  Form 8-K dated June 22, 1999, as amended on August 27, 1999;

        (f)  Form 8-K dated July 1, 1999, as amended on September 13, 1999;

        (g)  Form 8-K dated July 1, 1999, as amended on September 13, 1999;

        (h)  Form 8-K dated July 9, 1999, as amended on September 22, 1999;

        (i)  Form 8-K dated August 24, 1999; as amended on October 19, 1999;

        (j)  Form 8-K dated August 25, 1999, as amended on November 5, 1999;

        (k)  Form 8-K dated September 9, 1999, as amended on November 19, 1999;

        (l)  Form 8-K dated September 9, 1999, as amended on November 23, 1999;

        (m)  Form 8-K dated October 18, 1999;

        (n)  Form 8-K dated October 29, 1999, as amended on December 21, 1999;
             and

        (o)  Form 8-K dated December 21, 1999.

        4. The description of Mace's common stock contained in the Registration Statement on Form 8-A (File No. 0-22810) filed by Mace to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed to update such description.

     You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

       Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that any of the following modifies or supersedes a statement in this prospectus or incorporated by reference in this prospectus:

 .    in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus, a statement contained in this prospectus;

 .    a statement contained in any accompanying prospectus supplement relating to a specific offering of shares; or

 .    a statement contained in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus.

     Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above mentioned exceptions, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. Written requests for copies should be addressed to Louis D. Paolino, Jr., Chief Executive Officer, Mace Security International, Inc., 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by us in connection with this registration statement:

     Securities and Exchange Commission Registration Fee..  $31,450
     Accounting Fees and Expenses.........................  $15,000
     Legal Fees and Expenses..............................  $15,000
     Miscellaneous Expenses...............................  $ 5,000
                                                            -------
     Total                                                  $66,450


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may similarly indemnify the person in the case of actions or suits brought by or in the right of the corporation, except, unless otherwise ordered by the court, that no indemnification will be made in respect of any claim, issue or matter as to which the person will have been adjudged to be liable to the corporation.

     A corporation may indemnify the person against expenses including attorneys' fees, and judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification will be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the aforesaid standard of conduct. The determination will be made:

       (1) by a majority vote of the directors who were not parties to the action, suit, or proceeding, whether or not a quorum;

       (2) if no directors were parties, or if the directors so direct, by independent legal counsel in a written opinion; or

       (3) by the stockholders.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits, or otherwise, in defense of any claim, issue or matter therein, the person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense. The statute also provides that it is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our By-Laws provide for the indemnification of our directors and officers to the fullest extent permitted by law and requires advancement of expenses.

     Section 102(b)(7) of the Delaware General Corporation Law allows a Delaware corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability:

     (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;

     (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

     (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

     (4) for any transaction from which the director derived an improper benefit.

     Moreover, while this provision directors with protection against awards for monetary damages for breach of their duty of care, it does not eliminate the duty. Accordingly, this provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Finally, this provision applies to an officer of a corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and does not apply to officers of the corporation who are not directors.

     Our Certificate of Incorporation does not provide for the limitation on liability permitted by Section 102(b)(7). We maintain directors and officers' liability insurance.

To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under the above mentioned provisions, we have been informed that in the Securities and Exchange Commission's opinion the indemnification is against public policy as expressed in that Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

The following Exhibits are filed as part of this registration statement:

Exhibit Number                                         Document
-----------------------  --------------------------------------------------------------------
5                        Opinion of Drinker Biddle & Reath LLP
23.1                     Consent of Ernst & Young LLP
23.2                     Consent of Ernst & Young LLP
23.3                     Consent of Urbach Kahn & Werlin PC
23.4                     Consent of D. Willliams & Co., P.C.
23.5                     Consent of Daniel P. Irwin and Associates, P.C.
23.6                     Consent of Burton Segal & Company

23.7                     Consent of Drinker Biddle & Reath LLP (included in Exhibit 5)


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any additional or changed material information on the plan of distribution;

               provided, however that the undertakings set forth in paragraphs
               --------  -------
          (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions permitted under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Laurel, New Jersey on December 23, 1999.

                                      MACE SECURITY INTERNATIONAL, INC.

                                      By: /s/ Louis D. Paolino, Jr.
                                      --- -------------------------
                                          Louis D. Paolino, Jr.
                                          Chairman of the Board, Chief Executive
                                          Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons, in the capacities indicated, on December 23, 1999.

        Name                                                            Capacity
        ----                                                            --------
/s/ Louis D. Paolino, Jr.                               Chairman of the Board, Chief Executive Officer and
----------------------------
Louis D. Paolino, Jr.                                   President

                                     II-5



/s/ Gregory M. Krzemien                                 Chief Financial Officer and Treasurer
----------------------------
Gregory M. Krzemien
/s/ Ronald R. Pirollo                                   Chief Accounting Officer and Controller
----------------------------
Ronald R. Pirollo
Jon E. Goodrich*                                        Director
----------------------------
Jon E. Goodrich
Robert M. Kramer*                                       Director
----------------------------
Robert M. Kramer
Matthew J. Paolino*                                     Director
----------------------------
Matthew J. Paolino
Constantine N. Papadakis*                               Director
----------------------------
Constantine N. Papadakis
Rodney R. Proto*                                        Director
----------------------------
Rodney R. Proto

* Gregory M. Krzemien, pursuant to a Power of Attorney executed by each of the directors and officers noted above and included in the signature page of the initial filing of this Registration Statement, by signing his name hereto, does hereby sign and execute this Amendment No. 1 to Form S-3 Registration Statement on behalf of each of the persons noted above, in the capacities indicated, and does hereby sign and execute this Amendment No. 1 to Form S-3 Registration Statement on his own behalf in the capacities indicated.

                                        /s/  Gregory M. Krzemien
                                        -------------------------
                                        Gregory M. Krzemien

                                 EXHIBIT INDEX


Exhibit Number       Document
--------------       --------
5                    Opinion of Drinker Biddle & Reath LLP
23.1                 Consent of Ernst & Young LLP
23.2                 Consent of Ernst & Young LLP
23.3                 Consent of Urbach Kahn & Werlin PC
23.4                 Consent of D. Williams & Co., P.C.
23.5                 Consent of Daniel P. Irwin and Associates, P.C.
23.6                 Consent of Burton Segal & Company
23.7                 Consent of Drinker Biddle & Reath LLP
                     (included in Exhibit 5)


                                     II-7